EXHIBIT 21

                  SUBSIDIARIES OF THE REGISTRANT


SED International, Inc., a Delaware corporation
SED Magna (Miami), Inc., a Delaware corporation
SED Retail, Inc., a Delaware corporation
SED Magna Distribuidora, Ltda., a Brazilian corporation
SED International de Colombia Ltda., a Colombian corporation